UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2009
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Funding VII Facility
On April 20, 2009, we entered into the Amended and Restated Sale and Servicing Agreement (the “Funding VII Agreement”) by and among CS Funding VII Depositor LLC, as the seller, CapitalSource Finance LLC, as the originator, and as the servicer, each of the Issuers from time to time party thereto, each of the Liquidity Banks from time to time party thereto, Citicorp North America, Inc., as the administrative agent for the Issuers and Liquidity Banks thereunder, and Wells Fargo Bank, National Association, not in its individual capacity but as the backup servicer and collateral custodian.
The Funding VII Agreement provides for a total commitment of $235 million, of which approximately $184 million is principal outstanding and the remaining amount of approximately $51 million constitutes committed revolving capacity on a specified pool of loans with a term of up to 364 days so long as certain conditions are met, including maintenance of required pool and portfolio charge-off levels. The Funding VII Agreement includes the following additional provisions which are different from those that were in the prior facility:
Provides that it is an event of default if conditional prepayments that are described in more detail below are not made;

Provides for an amortization period of up to two years upon termination of the revolving period as compared to one year, subject to the satisfaction of certain conditions;

Modifies the program fee charged on borrowings under the facility to a range of 3.0% to 4.5%, depending on the amount of advances outstanding;

Reduces to 50% the overall maximum advance rate for new loans pledged under the facility following April 20, 2009;

Increases the maximum permitted portfolio and pool charged-off ratios that would be a termination event under the facility from 4% to 10% and 3% to 15% respectively; and

Provides additional limitations to removing assets from the facility.
With respect to each of the conditions referenced above, some of those will, by their nature, be out of our control, and while we currently believe that we will be able to satisfy these conditions, there is no assurance that we will be able to do so. The Funding VII Agreement provides that it is an event of default if conditional prepayment amounts are not made. Conditional prepayments may be triggered if we modify or renew other debt facilities to include periodic principal payment obligations, or if we make optional prepayments to our other lenders. The amounts of conditional prepayments would, in some situations, be limited to reducing the outstandings so that the effective advance rate is less than or equal to the maximum allowed rate and in other situations would be calculated as a proportionate reduction to the outstanding balance under this facility and our 2007-A term debt securitization described below.

2007-A Term Debt Securitization
On April 20, 2009, we entered into the Third Amended and Restated Sale and Servicing Agreement (the “2007-A Agreement”), by and among CapitalSource Real Estate Loan LLC, 2007-A, as the seller, CSE Mortgage LLC, as the originator and servicer, the Issuers from time to time party thereto, the Liquidity Banks from time to time party thereto, Citicorp North America, Inc., as the administrative agent and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian.
In addition to harmonizing certain financial covenants to the Funding VII Agreement, the 2007-A Agreement provides that it is an event of default if conditional prepayments amounts are not made. Conditional prepayments may be triggered if we modify or renew other debt facilities to include periodic principal payment obligations, or if we make optional prepayments to our other lenders. The amounts of conditional prepayments would, in some situations, be limited to reducing the outstandings so that the effective advance rate is less than or equal to the maximum allowed rate and in other situations would be calculated as a proportionate reduction to the outstanding balance under this facility and our Funding VII facility described above.
From time to time we have entered into other transactions and agreements with Citicorp, certain of the other parties to the Funding VII Agreement and their respective affiliates.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          See Exhibit Index attached to this Form 8-K, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2009	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amended and Restated Sale and Servicing Agreement, dated as of April 20 2009, by and among CS Funding VII Depositor LLC, as the seller, CapitalSource Finance LLC, as the servicer and originator, the issuers from time to time party thereto, the liquidity banks from time to time party thereto, Citicorp North America, Inc., as the administrative agent and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian.

10.2	Third Amended and Restated Sale and Servicing Agreement, dated as of April 20, 2009, by and among CapitalSource Real Estate Loan LLC, 2007-A, as the seller, CSE Mortgage LLC, as the originator and servicer, the issuers from time to time party thereto, the liquidity banks from time to time party thereto, Citicorp North America, Inc., as the administrative agent and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian.